As filed with the Securities and Exchange Commission on February 10, 2023

Registration No. 333-253970

Registration No. 333-254019

Registration No. 333-263142

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253970

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254019

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263142

UNDER

THE SECURITIES ACT OF 1933

VELODYNE, LLC

(SUCCESSOR-BY-MERGER TO VELODYNE LIDAR, INC.)

(Exact name of registrant as specified in its charter)

Delaware	83-1138508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Velodyne Lidar, Inc.

5521 Hellyer Avenue

San Jose, California 95138

(Address of principal executive offices, including zip code)

VELODYNE LIDAR, INC. 2020 EQUITY INCENTIVE PLAN

VELODYNE LIDAR, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Angus Pacala

Chief Executive Officer

Ouster, Inc.

350 Treat Avenue

San Francisco, California 94110

(415) 949-0108

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Drew Capurro

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Velodyne Lidar, Inc., a Delaware corporation (the “Registrant”), on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (the “Registrant’s Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement No. 333-253970, filed with the SEC on March 8, 2021, registering a total of 36,738,678 shares of the Registrant’s Common Stock under the Registrant’s 2020 Equity Incentive Plan and a total of 5,293,055 shares of the Registrant’s Common Stock under the Registrant’s 2020 Employee Stock Purchase Plan;

•

Registration Statement No. 333-254019, filed with the SEC on March 9, 2021, registering a total of 10,968,197 shares of the Registrant’s Common Stock under the Registrant’s 2020 Equity Incentive Plan; and

•

Registration Statement No. 333-263142, filed with the SEC on March 1, 2022, registering a total of 9,867,334 shares of the Registrant’s Common Stock under the Registrant’s 2020 Equity Incentive Plan and a total of 1,973,467 shares of the Registrant’s Common Stock under the Registrant’s 2020 Employee Stock Purchase Plan.

On February 10, 2023, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 4, 2022, by and among the Registrant, Ouster, Inc., a Delaware corporation (“Ouster”), Oban Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Ouster (“Merger Sub I”), and Oban Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Ouster (“Merger Sub II”), Merger Sub I was merged with and into the Registrant (the “First Merger”), with the Registrant surviving the First Merger as a wholly owned subsidiary of Ouster (the “Surviving Corporation”). As soon as practicable following the First Merger, the Surviving Corporation merged with and into Merger Sub II, with Merger Sub II surviving as a direct, wholly owned subsidiary of Ouster (the “Second Merger”, and together with the First Merger, the “Mergers”). Following the Second Merger, the Surviving Corporation was renamed “Velodyne, LLC”.

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of February 10, 2023.

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 7, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 10th day of February, 2023.

VELODYNE, LLC (successor by merger to Velodyne Lidar, Inc.)

By:	/s/ Angus Pacala
Name:	Angus Pacala
Title:	President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.